Exhibit 10.3

EndlessOne Global, Inc.

Processing

Service Agreement

Date: January 15, 2018

By and between

EndlessOne Global, Inc.

and

Monetiva, Inc.

SERVICE AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of the 15th day of January 2018 (“Effective Date”), by and between EndlessOne Global, Inc., a Nevada Corporation whose principal place of business is 1800 E. Century Park, Suite 600, Century City, CA 90067 (“E1G” or “E1”), and Monetiva, Inc.(“Customer”), a Delaware Corporation whose principal place of business is 5000 Birch Street, Suite 3000, Newport Beach, CA 92660.

RECITALS

WHEREAS, E1G provides data processing, transaction processing and related services to third parties;

WHEREAS, the CUSTOMER desires to engage E1G for the provision of Services, as defined below, and E1G so desires to be engaged by the CUSTOMER;

WHEREAS, the CUSTOMER and E1G have agreed to enter into this Agreement pursuant to which E1G shall provide and CUSTOMER shall receive data processing, transaction processing and related services in connection with CUSTOMER’s Accounts or Clients;

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the Parties hereto agree as follows:

Article 1

Definitions and Interpretation

Section 1.1. Definitions. Unless the context otherwise requires, capitalized terms used herein shall have the meanings specified in Exhibit B.

Section 1.2. Interpretation. Each definition in this Agreement includes the singular and the plural and the word “including” means “including but not limited to”. References to any statute or regulation means such statute or regulation as amended at the time and includes any successor statute or regulation. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation. The Exhibits referred to throughout this Agreement are attached hereto and are incorporated herein.

Article 2

Services

Section 2.1. Services. E1G shall make available to and perform for CUSTOMER those services described in Exhibit A (the “Services”). Exhibit A and any document or service referred to in Exhibit A shall be subject to amendment by the mutual written agreement of the parties. The Services shall be made available to CUSTOMER worldwide. This Agreement shall not be valid without the related fee schedule.

Section 2.2. Enhancements.

•	This Agreement relates only to E1G’s provision of processing services. Any use, licensing, development and maintenance of the proprietary technologies of either E1G or CUSTOMER must be agreed-upon under a separate agreement.

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Section 2.3. Start-Up (If applicable).

•	E1G shall provide, subject to the applicable approvals of the Networks, for completion of the initial Start-Up within hundred and twenty (120) days of receiving the full due diligence requirement by the bank and E1G, or at a date as may be mutually agreed upon by E1G and CUSTOMER (the “Scheduled Start-Up Date”). To the extent that E1G and CUSTOMER mutually agree, the Scheduled Start-Up Date may be modified from time to time.

•	CUSTOMER will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of CUSTOMER under the Start-Up, and (ii) comply with any reasonable directions of E1G so as to enable Start-Up to be completed on or before the Scheduled Start-Up Date.

•	E1G will use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of E1G under the Start-Up so as to enable Start-Up to be completed on or by the Scheduled Start-Up Date.

•	CUSTOMER agrees to pay any required Start-Up, Set-Up and/or Implementation Fees or similar fees as may be provided for in Exhibit A. In addition, the CUSTOMER shall be responsible for and pay all costs and expenses incurred by it in connection with the Start-Up of card programs for its Clients under this Agreement. Start-up fees related to the processing, the card network(s) and the issuing bank should be paid once this agreement is signed and according to the Exhibit A. In the event of CUSTOMER or CUSTOMER Client’s program(s) be cancelled by CUSTOMER for any reason, or not proceed to launch due to CUSTOMER’s or CUSTOMER’s Client’s failure to attain the necessary program(s) or Due Diligence approval(s) from either the card issuing bank or card networks, E1G will retain 100% of all E1G initiation, start up and/or set up and similar pre-launch fees that have been paid by either CUSTOMER or CUSTOMER’s Client as compensation for work performed. If E1G has not commenced the Start-up process and CUSTOMER elects to cancel, then CUSTOMER is entitled to 100% repayment of the Start-up fee. As may be indicated by bank and network requirements, all fees submitted to bank or networks for any purpose are subject to 100% forfeiture upon failure for any reason to launch a successful program.

Section 2.4. Compliance With Law.

•	E1G and CUSTOMER acknowledge that CUSTOMER is subject to a variety of Compliances, regulations and judicial and administrative decisions and interpretations applicable to its Prepaid Product business, (the “Legal Requirements”). The parties shall cooperate with each other in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section 2.4.

•	CUSTOMER is responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by E1G or by CUSTOMER) and (iii) maintaining an ongoing program for compliance with the Legal Requirements. In addition, CUSTOMER is responsible for reviewing and selecting the parameter settings and programming features and options within the E1G System that will apply to CUSTOMER’s Prepaid Product programs, and for determining that its selection of such settings, features and options is consistent with the Legal Requirements and with the terms and conditions of CUSTOMER’s accounts and disclosures to such Cardholders. In making such determinations, CUSTOMER may rely on the written description of such settings, features and options in CUSTOMER bulletins and other system documentation provided by E1G to CUSTOMER.

•	E1G is responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to E1G as a third-party provider of data processing services as well as other Services provided by E1G, E1G Systems documentation. E1G will not be responsible for any violation by CUSTOMER of a Legal Requirement to the extent such violation occurs as a result of performance by E1G of the Services in accordance with the E1G System documentation, instructions of CUSTOMER or written procedures provided by CUSTOMER.

•	Subject to the terms of Article 10, E1G and CUSTOMER shall cooperate with each other in providing information or records in connection with examinations, requests or proceedings of each other’s and Sponsor Bank’s regulatory authorities.

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Section 2.5. Sponsorship. During the Term of this Agreement, CUSTOMER shall conduct its business and make all undertakings reasonable or necessary in order that CUSTOMER’s Accounts may be eligible for sponsorship by a Sponsor Bank member of the Networks, STAR and/or any Association. If E1G determines in its reasonable discretion that CUSTOMER has not complied with the foregoing requirements, then E1G may suspend any Service under this Agreement. CUSTOMER acknowledges that neither E1G nor the Sponsor Bank shall be required to provide any Service under this Agreement or sponsor the CUSTOMER’s Accounts to the extent the Service or sponsorship requires or may require actions or undertakings which in the reasonable discretion of E1G or the Sponsor Bank are not permitted by the Networks, STAR and/or any Association. During the Term hereof, CUSTOMER and E1G shall reasonably cooperate with the other in connection with the Sponsor Bank and any successor Sponsor Bank and other aspects of CUSTOMER’s Accounts with its Clients, including but not limited to disclosures to CUSTOMER’s Clients. CUSTOMER may in its discretion agree to execute any contract and deliver any documentation requested by E1G, a Sponsor Bank, Networks, STAR and/or any Association in connection with the initial and continued sponsorship of CUSTOMER’s Accounts (the “Required Contracts”). The Required Contracts shall be attached hereto as applicable upon effectiveness.

Section 2.6. Payment Card Industry Standards applicable to Cardholder Information. CUSTOMER hereby agrees to the representations, warranties and terms set forth by the PCI Security Standards Council regarding the security of cardholder information.

Section 2.7. E1G Audit Rights. At any time during the term of this Agreement E1G, in its reasonable discretion, may conduct one or more audits of CUSTOMER’s security and business operations as they relate to E1G’s services under this Agreement. CUSTOMER shall cooperate with and provide E1G with all relevant information, documentation, and access to CUSTOMER’s information technology systems, records and personnel in connection with any audit of CUSTOMER by E1G. E1G shall make all reasonable efforts to ensure that the audits pursuant to this Section 2.7 are not unnecessarily disruptive to CUSTOMER’s business operations. E1G shall provide at least five (5) business days’ notice to CUSTOMER of any audit;

Article 3

Change of Control

Section 3.1. Merger or Change of Control. If CUSTOMER is merged into an Entity that, prior to such merger, was not an Affiliate of CUSTOMER, and such Entity is the survivor of such merger (the “Surviving Entity”), then (i) the provisions of this Agreement shall continue to apply to all CUSTOMER Accounts which were subject to this Agreement prior to such merger, but shall not apply to any accounts of the Surviving Entity which were not subject to this Agreement prior to such merger and (ii) the Surviving Entity, as CUSTOMER’s successor-in-interest, shall continue to be bound by CUSTOMER’s obligations hereunder. If there is a Change of Control of

CUSTOMER, then the provisions of this Agreement shall continue to apply to all CUSTOMER

Accounts of CUSTOMER immediately prior to such Change of Control, but shall not apply to any accounts of the Entity that acquires control of CUSTOMER which were not subject to this Agreement prior to such Change of Control.

Article 4

Payment for Services

Section 4.1. Processing Fees. CUSTOMER shall pay E1G the Processing Fees set forth in Exhibit A to this Agreement. E1G reserves the right, with thirty (30) days’ notice in writing to CUSTOMER: (i) to modify charges for Services and (ii) add, delete or modify the Services from time to time in its sole discretion. Subject to Section 2.1, the Services will remain substantially the same and not be deleted or modified for the minimum period of twelve (12) months from the date of this Agreement. From time to time, E1G may update and modify the fee schedule and price list set forth in Exhibit A with at least thirty (30) days prior written notice and such new fee schedule and price list shall become effective upon expiration of the sixty (60) day period. Any changes made by E1G with respect to Processing fees within the initial 2-year term must be mutually agreeable, excluding special fees or other third party costs

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Section 4.2. Special Fees. CUSTOMER shall pay to E1G any required Special Fees for amounts paid to third-party E1Gs, including the gross amount of all fees paid to the Networks, computed in accordance with Exhibit A to this Agreement provided that CUSTOMER has been given at least thirty (30) days’ notice. If, at any time while this Agreement is in effect, the charges are increased or decreased to E1G for items which are included in the Special Fees or E1G obtains communication or other services included in the Special Fees by another method, resulting in an increase or decrease in the charges to E1G for such items, then E1G shall increase or decrease by an equal amount the Special Fees CUSTOMER is then paying E1G for such items under this Agreement. Such price change by E1G shall be effective on the effective date of the increase to E1G. CUSTOMER shall receive written notice containing documented information of Special Fee adjustments from E1G.

Section 4.3. New Products. If E1G commences to offer any new services or products generally to its customers and CUSTOMER elects to use any such service or product, or if CUSTOMER elects to use services or products which CUSTOMER had not previously elected to use, then E1G shall provide such service or product at E1G’s then-current fees and charges for such service or product or such other price as E1G and CUSTOMER may mutually agree. Subject to Section 2.1, CUSTOMER and E1G must mutually agree to amend Exhibit A to this Agreement to include new services or products and related fees and charges for same.

Section 4.4. Method of Payment. CUSTOMER will be invoiced monthly for all Processing Fees, Special Fees, compensatory payments and any other fee, tax, interest payment, charge or amount due or payable to E1G under this Agreement and payment is due five (5) days following receipt of the invoice. Method of Payment is defined in Section 4.4.

Section 4.4.1 Method of Payment. To facilitate the payment of Processing Fees, Special Fees, compensatory payments pursuant to this Agreement and any other fee, tax, interest payment, charge or amount due or payable to E1G under this Agreement, CUSTOMER shall establish, and maintain as long as this Agreement is in effect, one or more settlement account(s) with a financial institution designated or approved by E1G (the “Clearing Account”). CUSTOMER grants E1G authorization to effect debits from such Clearing Account for the payment of fees due and owing to E1G under this Agreement. E1G’s fees will be charged periodically to the Clearing Account via a debit based on invoice detail five (5) business days after providing CUSTOMER with such detail. CUSTOMER shall have five (5) business days after the receipt of invoice detail to dispute such invoice. CUSTOMER agrees to execute any documentation required to grant authority to E1G to debit such account and to maintain such authority in full force and effect for the term of this Agreement. CUSTOMER agrees to maintain at all times in the Clearing Account a balance sufficient to pay all amounts due and owing to E1G under this Agreement. E1G shall be under no obligation to affect any Start-Up until the account has been established as provided herein.

Section 4.5. Interest. If E1G is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to this Agreement or any other fee, tax, interest payment, charge or amount due or payable to E1G under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the lesser of (a) the Prime Rate (as quoted daily in the Wall Street Journal) plus 1%, or (b) the maximum rate permitted by applicable law, from the date on which payment should have been available until the date on which E1G receives the payment. In the event CUSTOMER disputes any amount payable to E1G pursuant to Section 5.1, any amount which is paid by CUSTOMER and later determined not to have been payable shall bear interest from the date paid until refunded by E1G to CUSTOMER at the applicable rate set forth above. Section 4.6. Taxes

•	CUSTOMER shall be responsible for all taxes and similar charges, however designated, which are imposed by any governmental authority by reason of E1G’s fulfillment of its obligations under this Agreement except for (i) income taxes payable by E1G on amounts earned by E1G, (ii) property taxes payable by E1G on property owned by E1G. Customer shall promptly pay E1G for any amounts actually paid or required to be collected or paid by E1G.

•	CUSTOMER authorizes E1G to calculate the total amount of sales taxes due from CUSTOMER hereunder. CUSTOMER shall supply E1G with all information necessary for E1G to compute and remit the taxes (including any tax-exempt certificate, claim letter, or similar documentation). E1G shall remit the sales taxes to the appropriate taxing authority on behalf of CUSTOMER based on the information available to E1G. If E1G underpays or overpays such sales taxes, CUSTOMER shall be responsible for promptly paying any shortfalls (including any penalties or interest) and for collecting any refunds from the appropriate taxing authority; provided, however, if such underpayment is solely the result of the negligence of E1G, E1G shall be responsible for any penalties associated with such underpayment.

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Section 4.7. Deconversion. Upon the expiration or termination of this Agreement, E1G shall provide Deconversion assistance to CUSTOMER as CUSTOMER may reasonably request, provided however, that in no event shall E1G be obligated to Deconvert any of CUSTOMER’s Accounts until a date which is mutually agreed upon and at least thirty (30) days but not greater than six (6) months after notice by CUSTOMER to E1G requesting such Deconversion, provided that if such notice is given and the six (6) month period ends during the E1G System “freeze period” which occurs annually between the third weekend in November and the third week in January, then the period in which to complete the De-conversion shall be extended until the February implementation date following the expiration of such “freeze period.” Except in the event of De-conversion occurring as a result of termination of the Agreement by

CUSTOMER pursuant to Sections 9.2(a) or 9.2(b), CUSTOMER shall pay E1G, the rate of two hundred seventy-five dollars ($275) per hour for resources for each activity completed by E1G in order to accomplish the De-conversion and for all costs, including postage or shipping, of complying with Section 10.1. E1G agrees that it will not interfere with efforts that CUSTOMER may undertake upon De-conversion to retain its Accounts’ BINs or ICAs following De-conversion through a separate agreement with the Sponsor Bank; provided however, that nothing contained herein shall require E1G or Sponsor Bank to transfer the BINs or ICAs used in connection with CUSTOMER’s Accounts to CUSTOMER or any third party.

Section 4.8. Invoices. E1G may, in its sole discretion, provide invoices by electronic means (including without limitation, by email) for amounts due and any costs resulting from non-payment by CUSTOMER of any amounts due hereunder. Invoices will be deemed given three (3) business days after transmission if there is not notice of non-delivery of such transmission.

Article 5

Dispute Resolution and Indemnification

Section 5.1. Dispute Resolution. Any controversy or claim between E1G and CUSTOMER arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (“Dispute”), shall be resolved as follows:

•	Mediation. A party shall initiate mediation by serving written notice on the other party as stated in Section 13.3 below. The parties may select any mediator mutually agreeable to them. If the parties cannot agree on a mediator within fifteen (15) days, they will, within five (5) days thereafter submit a joint request for mediation to the International Chamber of Commerce a recognized commercial arbitration body and request that an appropriate mediator with experience in resolving software development and licensing disputes be appointed. The mediation session shall occur within thirty (30) days of the selection of the mediator unless the parties mutually agree to extend this time, and shall be scheduled for not less than one day. Each party agrees to send a representative with full settlement authority to the mediation. The mediation shall be conducted exclusively in Nevada unless otherwise agreed by the parties. The parties agree to hold the content of the mediation in confidence and further agree that the mediator is disqualified as a litigation witness for any party to the mediation. The parties further agree that the mediation shall be considered to be a form of settlement negotiations, the content of which shall not be admissible as evidence of liability in any judicial proceeding. Each party shall bear its own expenses and an equal share of the expenses of the mediator and, where applicable, the relevant arbitration body. The parties agree that any refusal to mediate under this section is a breach of contract for which damages may be recovered in litigation between the parties. Except as provided below, if the party who ultimately prevails in any litigation institutes a court action or other adversary proceeding without first attempting mediation as required hereby, to the extent that applicable law provides. SUCH PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEYS’ FEES OR COSTS THAT MIGHT OTHERWISE BE AVAILABLE TO IT UNDER THIS CONTRACT OR IN COURT ACTION.

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•	Dispute Resolution. In the event of a Dispute between the parties, the issue will first be escalated to the individuals identified on Exhibit D. Either party may initiate Dispute resolution by notice to the other party. Such notice will be without prejudice to the invoking party’s rights to any other remedy permitted hereunder. The parties will use commercially reasonable efforts to arrange meetings or telephone conferences, as needed at mutually convenient times and places, to facilitate negotiations between the parties. In the event that the parties fail or are unable to resolve a Dispute between them within two (2) weeks of notice, then either party may declare that a deadlock exists. In the event of a deadlock after undertaking the forgoing steps to resolve the Dispute in good faith, the parties may proceed with litigation proceedings.

•	Arbitration. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of Nevada and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. The parties further agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a court of competent jurisdiction in Nevada. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the agreed venue or jurisdiction based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction. All defenses based on passage of time shall be tolled pending the communications under Section 5.1(a), unless otherwise prohibited by law.

•	Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT. EACH PARTY AGREES THAT THIS WAIVER IS SUBJECT TO NO EXCEPTIONS AND WAS A MATERIAL INDUCEMENT FOR E1G TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREUNDER.

•	Interim Relief. Nothing in this Section shall be construed to preclude any party from seeking injunctive or other provisional relief in order to protect its rights pending mediation, provided however that such relief may only be sought within the appropriate judicial forum as provided in Subsection (b) above. In the event a party seeks interim relief without first attempting the communications under Section 5.1(a), such party shall not forfeit its entitlement to legal fees and costs that would otherwise be available to it only if such party initiates the communications under Section 5.1(a) within fifteen (15) days after initiating the action seeking interim relief. A request to a court for interim relief shall not be deemed a waiver of the obligation to communicate under Section 5.1(a).

Section 5.2. Indemnification. The indemnification rights and obligations of CUSTOMER and E1G under this Agreement are contained in Exhibit C.

Section 5.3. Reserves. In order to provide E1G with assurance and protection from potential and actual third-party claims, liabilities, losses, damages, disputes, offsets, or counterclaims due to negligence, fraud, non-payment, illegal or unauthorized activities of CUSTOMER and/or its Clients, including but not limited to the matters set forth in Section 13.16 herein, CUSTOMER shall pay the minimum of $50,000.00 only if CUSTOMER falls behind in payments greater than 30 days per incident. E1G shall hold and maintain such Reserves in one or more non-interest-bearing accounts with a financial institution designated or approved by E1G. In addition to any indemnification rights that E1G may have under this Agreement, E1G shall have the right to offset any undisputed non-payment by CUSTOMER losses, liabilities, damages, offsets etc. that it incurs and reimburse any related expenses, penalties, fines, costs and fees with the Reserves by providing five (5) business days’ advance written notice to CUSTOMER of exercising the right of offset before using the Reserves for any such offset.

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Article 6

Limitation on Liability

Section 6.1. Limitation on Liability. Each party’s cumulative liability for any loss or damage, direct or indirect, from any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (including, but not limited to, under any warranty or remedy, set forth herein, any third party claims, indemnity claims or otherwise) regardless of form of action, whether in contract, negligence, strict liability or another kind of civil liability connected with this Agreement, shall not under any circumstances exceed the amount of the Processing Fees paid to E1G pursuant to this Agreement for Services performed in the immediately preceding Processing Year, and, in the case of Processing Year 1, year-to-date Processing Fees paid by CUSTOMER to E1G.

Section 6.2. No Special Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO ANY THIRD PARTY, FOR CONSEQUENTIAL, EXEMPLARY, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, EVEN IF THE PARTY OTHERWISE LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IT BEING FURTHER UNDERSTOOD THAT THE CUSTOMER’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE LIMITED OR EXCLUDED BY THIS SECTION 6.2.

Article 7

Disclaimer of Warranties

Section 7.1. Disclaimer. THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT ARE E1G’S EXCLUSIVE WARRANTIES. THE PARTIES AGREE THAT THEIR RESPECTIVE RIGHTS AND OBLIGATIONS ARE LIMITED TO THE EXPRESS UNDERTAKINGS MADE IN THIS AGREEMENT, AND THAT NO TERMS, REPRESENTATIONS, CONDITIONS OR WARRANTIES, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OR CONDITION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE, OR DURABILITY, FOR ANY WORK PRODUCT RESULTING FROM THE PERFORMANCE OF THE SERVICES, ANY ITEM OF E1G’S PROPERTY LICENSED HEREUNDER, OR FOR ANY THIRD PARTY PRODUCT, SHALL BE IMPLIED BETWEEN THEM, TO THE MAXIMUM EXTENT PERMITTED BY LAW. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

Article 8

Term of Agreement

Section 8.1. Term. This Agreement is effective from the Effective Date and shall extend for five (5) Processing Years (the “Original Term”) and thereafter, the term will automatically be renewed for one (1) year periods unless terminated by (i) CUSTOMER by written notice at least one hundred eighty (180) days following the completion of the original term. (ii) E1G by written notice at least one hundred eighty (180) days prior to the effective date of the termination.

Processing Year 1 of the Term shall commence on the earlier of: (i) the first day of the calendar month immediately subsequent to the completion of the initial Start Up provided for in Section 2.3 or (ii) six (6) calendar months after the Effective Date. For purposes of this Agreement, each subsequent “Processing Year” means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed.

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Article 9

Termination

Section 9.1. Termination by E1G. E1G may terminate this Agreement:

•	if E1G fails to receive payment from CUSTOMER pursuant to the provisions of Section 4.4 of this Agreement and CUSTOMER, within five (5) business days after written notice, still has not made such payment to E1G, or immediately without notice if E1G has the right more than four times in any twelve month period to give notice under this paragraph whether or not the notice is given, provided however, that in the event Dispute resolution is initiated, E1G may terminate the Agreement pursuant to this subsection (a) only following the Dispute resolution (not including mediation) pursuant to Section 5.1(a);

•	if any Insolvency Event occurs with respect to CUSTOMER;

•	upon prior notice (i) if CUSTOMER, E1G or the Sponsor Bank receives a cease and desist or similar order regarding CUSTOMER’s Prepaid Product program from any Network or Association, or (ii) upon a determination by E1G pursuant to Section 2.5 that the support of CUSTOMER’s Prepaid Product program must be discontinued pursuant to any Network or Association standards, guidelines, rules, regulations or requirements, provided however, that in connection with each of clauses (i) and (ii), E1G shall not be permitted to terminate this Agreement pursuant to this subsection (c) if the event giving rise to the termination shall be as set forth in Sections 9.1(f) or 9.1(g);

•	in the event CUSTOMER shall breach any of its representations, warranties or covenants contained in this Agreement, and fail to cure within seven (7) days after notice thereof by E1G, or such shorter period as may be required by a Legal Requirement or by any Network or Association;

•	in the event E1G reasonably believes that Services are being used for fraudulent, illegal or unauthorized activities;

•	upon prior notice if any new Network or Association standard, guideline, rule, regulation or requirement or any change, amendment or new interpretation of an existing Network or Association standard, guideline, rule, regulation or requirement which occurs after the date hereof (except for any of the foregoing which arise as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or which involve CUSTOMER’s breach of its covenants in Section 11.3) results (i) in the issuance to CUSTOMER, E1G or Sponsor Bank of a cease and desist or similar order regarding CUSTOMER’s Prepaid Product program from a Network or Association, or (ii) in a determination by E1G pursuant to Sections 2.5 and/or 2.6 that the support of the CUSTOMER’s Prepaid Product program must be discontinued pursuant to or is not compliant with such Network or Association standard, guideline, rule, regulation or requirement;

•	upon prior notice if a Network or Association determines that the continued operation by CUSTOMER of CUSTOMER’s Prepaid Product program (as facilitated through the E1G Services and the sponsorship by Sponsor Bank) is in direct violation with the Network or Association in any standard, guideline, rule, regulation or requirement in existence as of the date hereof (except if such determination arises as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or involves CUSTOMER’s breach of its covenants in Section 11.3), and the Network or Association issues CUSTOMER, E1G or Sponsor Bank a cease and desist or similar order regarding CUSTOMER’s Prepaid Product program; or

•	in the event that any of the Network, the Association or the Sponsor Bank determines that either E1G or CUSTOMER will not have access to or use of the Network or Association for any reason or no reason.

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•	E1G shall not be liable in damages or have the right to terminate this agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including but not limited to acts of God, government restrictions (including the denial or cancellation of any export of other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected (including mechanical, electronic, or communications failure).

The rights of E1G to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

Section 9.2. Termination by CUSTOMER. CUSTOMER may terminate this Agreement:

•	if any Insolvency Event occurs with respect to E1G;

•	at its sole option, at any time after the Original Term after the delivery of written notice to E1G at least six (6) months prior to the effective date of such termination; provided that the effective date of such termination is not prior to six (6) calendar months after the expiration date of Processing Year 1;

•	upon prior notice, if any new Network or Association standard, guideline, rule, regulation or requirement or any change, amendment or new interpretation of an existing Network or Association standard, guideline, rule, regulation or requirement which occurs after the date hereof (except for any of the foregoing which arise as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or which involve CUSTOMER’s breach of its covenants in Section 11.3) results in the issuance to CUSTOMER, E1G or Sponsor Bank of a cease and desist or similar order regarding CUSTOMER’s Prepaid Product program from a Network or Association; or

•	upon prior notice if a Network or Association determines that the continued operation by CUSTOMER of CUSTOMER’s Prepaid Product program (as facilitated through the E1G Services and the sponsorship by Sponsor Bank) is in direct violation with the Network or Association in any standard, guideline, rule, regulation or requirement in existence as of the date hereof (except if such determination arises as a result of an order, decree, memorandum of understanding, agreement or similar basis which was initiated by or as a result of state or federal law or regulatory authorities, or involves CUSTOMER’s breach of its covenants in Section 11.3), and the Network or Association issues CUSTOMER, E1G or Sponsor Bank a cease and desist or similar order regarding CUSTOMER’s Prepaid Product program

•	CUSTOMER shall not be liable in damages or have the right to terminate this agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including but not limited to acts of God, government restrictions (including the denial or cancellation of any export of other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected (including mechanical, electronic, or communications failure).

The rights of CUSTOMER to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

Section 9.3. Effect of Termination. Upon expiration or termination of this Agreement, E1G shall have no further obligation to provide the Services to CUSTOMER and all outstanding unpaid amounts due and owing to E1G shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the following:

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•	the obligation of CUSTOMER to pay for Services rendered or any other obligation or liability owing, or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Article 4 of this Agreement, Section 9.4 of this Agreement;

•	the obligations set forth in this Agreement in connection with any Network Agreement or any third-party software pursuant to Exhibit A; or

(c) the provisions of Articles 5, 6, 7, and 10, and Section 13.6.

Section 9.4. Payments Upon Termination. Nothing shall limit E1G’s right to recover from CUSTOMER any amounts for which CUSTOMER is otherwise liable under this Agreement, including but not limited to deducting such amounts from the Reserves.

Section 9.5. Return of Reserves. Any funds remaining in the Reserves shall be disbursed to CUSTOMER ninety (90) days following the date of expiration or termination of this Agreement.

Article 10

Confidential Nature of Data

Section 10.1. CUSTOMER’s Proprietary Information. Upon CUSTOMER’s request, E1G shall return to CUSTOMER (upon the expiration or termination of all of E1G’s obligations under this Agreement and payment by CUSTOMER of all amounts due to E1G hereunder) all or any requested portion of the proprietary and confidential data of CUSTOMER disclosed to E1G (collectively, “CUSTOMER’s Proprietary Information”). Throughout the Term of this Agreement and thereafter, E1G shall not obtain any proprietary rights in CUSTOMER’s Proprietary Information.

Section 10.2. E1G’s Proprietary Information. Each Party (the “Recipient”) acknowledges that all confidential information of the other Party (the “Discloser”) shall remain solely and exclusively the property of Discloser. The Recipient obtains no any proprietary rights in any proprietary or confidential information, which has been or is disclosed by the Discloser (“Discloser’s Proprietary Information”). Recipient shall return to Discloser all of Discloser’s Proprietary Information upon the expiration or termination of this Agreement.

Section 10.3. Confidentiality of Agreement. Except as required by law, the parties shall keep confidential and not disclose, and shall cause their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of each other. E1G shall be permitted to disclose CUSTOMER’s Proprietary Information to Sponsor Bank as necessary to perform E1G’s obligations under this Agreement.

Section 10.4. Confidentiality. E1G and CUSTOMER shall maintain CUSTOMER’s Proprietary Information and E1G’s Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, E1G and CUSTOMER each agree:

•	not to disclose or permit any other Person access to CUSTOMER’s Proprietary Information or E1G’s Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

•	to ensure that its employees, officers, directors, agents, representatives and independent contractors are advised of the confidential nature of CUSTOMER’s Proprietary Information and E1G’s Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Article 10, provided that in any event CUSTOMER and E1G shall each be liable for any breach of this Article 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

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•	not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of CUSTOMER’s Proprietary Information or E1G’s Proprietary Information, as appropriate; and

•	to notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of CUSTOMER’s Proprietary Information or E1G’s Proprietary Information, as appropriate, at any location or by any Person other than those authorized by this Agreement.

Section 10.5. Release of Information. Despite the foregoing, E1G and CUSTOMER agree that CUSTOMER’s Proprietary Information and E1G’s Proprietary Information may be made available to Network or to supervisory or regulatory authorities of CUSTOMER and Sponsor Bank upon the written request of any of the foregoing.

Section 10.6. Exclusions. Nothing in this Article 10 shall restrict either party with respect to information or data identical or similar to that contained in CUSTOMER’s Proprietary Information or E1G’s Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any Person acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of E1G or

CUSTOMER shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party; (e) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure in order that the other party may seek a protective order; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure in order that the other party may seek a protective order.

Section 10.7. Remedy. If either party breaches this Article 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the nonbreaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 10.

Article 11

Representations and Covenants

Section 11.1. E1G’s Representation. E1G represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; and E1G has the corporate power and corporate authority to execute, deliver and perform this Agreement.

Section 11.2. CUSTOMER’s Representation. CUSTOMER represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; and CUSTOMER has the power and authority to execute, deliver and perform this Agreement.

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Section 11.3. CUSTOMER’s Covenants.

•	During the Term of this Agreement, CUSTOMER shall conduct its business and make all undertakings reasonable or necessary in order that CUSTOMER’s Accounts may be eligible for sponsorship by a Sponsor Bank member of the Networks and any Association.

•	Except as provided in Section 2.4(c), CUSTOMER is subject to the Legal Requirements and shall be responsible for issues relating to compliance with the Legal Requirements.

•	From time to time during the Term of this Agreement, CUSTOMER shall make payments to E1G to maintain the Reserves required pursuant to Section 5.3 within five (5) business days of the written notice by E1G only if CUSTOMER exceeds payment due over 30 days per invoice. The CUSTOMER shall keep the balance on Fifty Thousand dollars ($50,000 USD.)

Article 12

Non-exclusive Rights

Section 12.1. Non-exclusive Rights. During the Term and subject to the terms and conditions of this Agreement, E1G hereby grants to CUSTOMER, and CUSTOMER hereby accepts the non-exclusive right to offer the E1G Prepaid Products to its Accounts or Clients. All E1G Prepaid Products, E1G System, E1G Trademarks are the sole property of E1G. E1G reserves the right to establish or appoint any number of other resellers, private labelers, distributors, dealers or third parties, in any area for any purpose and the right to otherwise create Services Agreements to use the E1G Prepaid Products, directly or indirectly, to Accounts or Clients. E1G will openly consider referring new business to CUSTOMER at its sole discretion.

Article 13

Miscellaneous

Section 13.1. Assignment. Except as otherwise provided herein, the rights and obligations of CUSTOMER are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of E1G. CUSTOMER shall be permitted to assign this Agreement in the event (i) any Person acquires all or substantially all of the assets or stock of CUSTOMER, or (ii) CUSTOMER merges or consolidates with another Entity, provided that for those events set forth in clauses (i) and (ii) hereof, E1G is given prior notice of such and the successor has entered into an agreement acceptable to E1G to assume all of the obligations of CUSTOMER under this Agreement. E1G shall be permitted to assign this Agreement in the event (i) any Person acquires all or substantially all of the assets or stock of E1G, or (ii) E1G merges or consolidates with another Entity or (iii) changes its name. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

Section 13.2. Country Law. This Agreement shall be governed by the laws of Nevada as set forth in Section 5.1(b) above, without giving effect to the principles of choice of law thereof. With respect to any claim arising out of this Agreement, the parties irrevocably waive any objection, which they may have to the jurisdiction Nevada. For purposes of any such suit, action or proceeding the parties agree that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 13.3, constitute good, proper and sufficient service thereof.

Section 13.3. Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party to be notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

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If to E1G:

EndlessOne Global, Inc.

1800 E Century Park

Suite 600

Century City, CA 90067

If to CUSTOMER:                                                                                                                                         With a copy to:

5000 Birch Street, suite 3000

Newport Beach, CA 92660

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this section.

Section 13.4. Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

Section 13.5. Relationship of Parties. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties’ relationship shall be that of independent parties contracting for services. All personnel and other agents employed by either party in connection with this Agreement are such party’s or its agent’s employees and not employees or agents of the other party.

Section 13.6. Third Party Beneficiaries. This Agreement is entered into solely for the benefit of E1G and CUSTOMER and shall not confer any rights upon any Person not a party to this Agreement except for Sponsor Bank, which shall have no liability to CUSTOMER or CUSTOMER’s Clients.

Section 13.7. Subcontractors. E1G may subcontract all or any part of the Services, but, notwithstanding any such subcontract, E1G shall remain responsible for performance of the Services.

Section 13.8. Force Majeure and Restricted Performance. If performance by a party of any service or obligation under this Agreement, including Start-Up or Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of Network, failure of any Association, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, terrorism, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of that party, then said party shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

Section 13.9. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

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Section 13.10. Audit. From time to time during the Term of this Agreement, E1G will allow a third party, selected by CUSTOMER and approved by E1G, to perform an audit of the electronic data processing environment maintained by E1G to provide the services contemplated under this Agreement. CUSTOMER must provide its request in writing with reasonable notice of the request for an audit. CUSTOMER will be responsible for payment of any requested audit. CUSTOMER shall provide E1G with a copy of the results of the audit in writing.

Section 13.11. Risk of Loss. CUSTOMER shall be responsible for any and all risk of loss to any tangible item (a) provided by E1G for CUSTOMER (including without limitation letters and embossed cards) upon the delivery of such items to any Postal Service or such other courier as CUSTOMER may select, and (b) provided by CUSTOMER to E1G until actual receipt of such items by E1G. It is expressly understood that the Postal Service and any courier selected by CUSTOMER are the agents of CUSTOMER and not E1G.

Section 13.12. Equal Employment Opportunity. E1G will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, disability, age or veteran status as ordered by the Secretary of Labor pursuant to Section 202 of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974.

Section 13.13. Entire Agreement. This Agreement, including Exhibits, set forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter.

Section 13.14. Amendments. This Agreement may not be amended except by a writing signed by authorized representatives of both parties to this Agreement.

Section 13.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.16. Liabilities of CUSTOMER for Fines and Regulatory Claims.

CUSTOMER shall be liable to the Network, Sponsoring Bank and/or E1G for any and all liabilities and every loss, claim, demand, and cause of action (including, without limitation, the cost of investigating the claim, the cost of litigation and reasonable attorneys’ fees, whether or not legal proceedings are instituted and whether paid or incurred, as the case may be) by or on behalf of any of the Cardholder Accounts and/or Prepaid Products used by CUSTOMER and/or CUSTOMER’s Clients as a result of CUSTOMER’s or CUSTOMER’s Clients’ failure to comply with the rules, regulations or requirement of the Network, Association, or Sponsoring Bank. Additionally, CUSTOMER shall hold harmless and indemnify E1G from any penalties, fines, costs or damages suffered by E1G resulting from the failure of CUSTOMER to so comply.

Section 13.17 Headings. The headings and section captions herein have been inserted for convenience of reference only and shall not modify, define, limit or expand the expressed provisions of this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed by their duly authorized officers as of the date first written above.

EndlessOne Global, Inc.

By: /s/ Najwa Karkaji

Name: Najwa Karkaji

Title: President

Monetiva, Inc.

CUSTOMER

By: /s/ Pierre Sawaya

Name: Pierre Sawaya

Title: CEO

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EXHIBIT A

SERVICES/PRICING/STATEMENT OF WORK (SOW)

The following documents specifically describe the services and pricing subject to the terms of the Service Agreement:

• Description of Services

E1G shall:

1.     Given a CUSTOMER order quantity, create a range of Prepaid Debit accounts, using BIN numbers provided to E1G by CUSTOMER’s Issuing Bank and produce and deliver plastic card production tape media, including PIN generation, for the range of created Prepaid Debit accounts.

1.     Upon the first loading of value to a Prepaid Debit Account created in one (1) above:

a.	Create and activate a Cardholder Account on E1G’s system; and

b.	Create linkage between the Cardholder Account on E1G’s system and a CUSTOMER Cardholder Aggregate Settlement Account at the Issuing Bank.

1.     Process, as the Issuing Processor, all Cardholder POS and ATM transactions for Prepaid Debit accounts including the loading of value to Cardholder accounts via merchant POS private load (Return) transactions from standard Financial Networks or via a standard E1G Application Programming Interface.

Process, as the system and transaction Processor, all Cardholder POS and ATM transactions for new programs that include Debit, Credit and Prepaid Debit accounts as described above assuming those programs conform to the technical, regulatory and industry standards of E1G or are reasonably incorporated into the scope of services offered by E1G. Any costs to obtain additional certifications, technical capability or industry requirements may be passed to Customer if applicable and appropriate.

1.     Via Interchange and/or ACH, perform end of day settlement each day of all Cardholder accounts, placing aggregate Cardholder funds into a CUSTOMER provided Settlement Account at the Issuing Bank, and end of day settlement of all affected merchant accounts, via downstream acquiring processors and banks, and end of day settlement of CUSTOMER card use fees, placing fees due CUSTOMER, less E1G transaction processing fees, into an ABA routing and bank account specified by CUSTOMER.

1.     Provide 24/7 secure web access by CUSTOMER for CUSTOMER’s Clients current and historical transaction processing data in a E1G documented format.

1.     Provide end of day transaction logs each day in a format usable by CUSTOMER.

•	Provide accuracy of transaction processing and settlement services.

•	Provide daily backups of CUSTOMER’s data and store backups in secure offsite storage.

•	Provide IVR functionality as required and 24x7 lost and stolen service.

•	Manage disputes and chargebacks on behalf of Issuer.

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•	Manage clearing and settlement with BIN sponsor.

•	Provide card services operations and support.

•	Prices for Services Covered by This Agreement See E1G Fee Schedule below.

III.	Prices for Services Not Covered by This Agreement

For any services performed by E1G at CUSTOMER’s direction, which are neither set forth in this Exhibit nor covered by a separate agreement, CUSTOMER shall pay E1G for such services at E1G’s then current standard rates.

IV.	Statement of Work (SOW)

(Note: If no SOW inserted here, SOW is not needed, and standard E1G Prepaid Products features and capabilities apply.)

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E1G FEE SCHEDULE

E1G Pricing

Note: All applicable regional network, national network and association fees and charges including but not limited to: indirect processing, licensing, gateway processing, chargeback, adjustment or other fees or charges relating to participation in a particular network and/or association will be passed through as incurred by E1G. The prices provided herein specifically exclude any similarly named fees from the issuing bank, except as provided herein for coverage of the banks transaction fees through an increase of the E1G monthly maintenance fee and only if accepted by customer in lieu of maintaining a direct billing relationship with bank by CUSTOMER.

CUSTOMER or CUSTOMER’S Client shall be responsible for all communication infrastructures and costs of systems such as private lines, establishing VPN(s), acquiring required equipment, software, permits, certificates, etc. between E1G and CUSTOMER.

ALL PRICES SHOWN ARE USD:

A one-time upfront fee of $250,000 for each of the 3 countries of USA, Mexico, and India for a total of $750,000 to initiate the process to establish 3 BINs, and that includes the program setup, integration, API connection and implementation process required to bring the program live.

Over 5,000,000	$0.24	Per Account
**An active card is defined as a card that has performed a transaction <=30 days or positive balance.*		
Non-activated Account Fee		
1-500,000	$0.21	Per Account
500,001-1,000,000	$0.20	Per Account
1,000,001-5,000,000	$0.19	Per Account
Over 5,000,000	$0.13	Per Account
Bulk Card File Creation over 30,000 cards	$0.13	Per Record
PIN Transaction Fee (Volume Based Discounting*)		
1-100,000	$0.28	Per Transaction
100,001-500,000	$0.25	Per Transaction
500,001-1,000,000	$0.23	Per Transaction
1,000,001-2,500,000	$0.21	Per Transaction
2,500,000-5,000,000	$0.17	Per Transaction
Over 5,000,000	$0.12	Per Transaction
Signature Settlement Transaction Fee		
1-100,000	$0.22	Per Transaction
100,001-500,000	$0.20	Per Transaction
500,001-1,000,000	$0.18	Per Transaction
1,000,001-2,500,000	$0.17	Per Transaction
2,500,000-5,000,000	$0.15	Per Transaction
Over 5,000,000	$0.14	Per Transaction
Signature Authorization Fee (Step Pricing)		
1-100,000	$0.22	Per Transaction
100,001 - 500,000	$0.20	Per Transaction
500,001 - 1,000,000	$0.18	Per Transaction
1,000,001-2,500,000	$0.17	Per Transaction
2,500,000-5,000,000	$0.15	Per Transaction
Over 5,000,000	$0.14	Per Transaction
Switch and Route Transaction	Included	Per Transaction
Card Activation (excludes ID verification fees)		
1-100,000	$0.77	Per Activation
100,001 - 500,000	$0.73	Per Activation
500,001 - 1,000,000	$0.68	Per Activation
1,000,001-2,500,000	$0.64	Per Activation
2,500,000-5,000,000	$0.59	Per Activation
Over 5,000,000	$0.55	Per Activation
Load/Unload Transaction		
1-500,000	$0.31	Per Transaction
500,001-1,000,000	$0.24	Per Transaction
1,000,001-5,000,000	$0.22	Per Transaction
Over 5,000,000	$0.11	Per Transaction
Card-to-Card Transfers		
1-500,000	$0.53	Per Transaction

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500,001-1,000,000	$0.51	Per Transaction
1,000,001-5,000,000	$0.48	Per Transaction
Over 5,000,000	$0.46	Per Transaction
API Non-Financial Trans Fee		
1-1,000,000	$0.07	Per Transaction
1,000,000-5,000,000	$0.04	Per Transaction
Over 5,000,000	$0.02	Per Transaction
ACH Origination Record	$0.20	Per Record
ACH Origination Reject	$0.53	Per Reject
ACH Return Item Fee	$0.53	Per Return
File Transmissions	$22.00	Per Transmission
Adjustments		
Chargeback/Dispute Processing	$38.50	Per Chargeback
Re-presentment	$28.05	Per Re-presentment
New Bank Chargeback Setup (If applicable – depending on whether Issuer provides service or not)	$5,500	
Reporting		
Real-Time Data Feed	$1100.00	Per Month
Report Processing - Additional Hardcopy Reports	$44.00	Per Additional Copy
Enhanced Reports	$22.00	Per Report
Quarterly Reporting	$220.00	Per Month
Prepaid Alerts		
E-mail Messages	$0.17	Included in Transaction Fees
SMS Text Alerts (1 Way)	$0.17	Per Message
SMS Balance Inquiry (2 Way)	$0.19	Per Message
SAFE (2 Way)	$0.17	Per Message
PIN Reveal via IVR (if applicable)	$0.50	Per Account
Standard IVR		
Transaction Fees	$0.24	Per Minute
>3,000 minutes per month	$0.21	Per Minute
IVR Monthly Minimum	$550.00	Per Month
Call Center Support	$1.65	Per Minute
Risk Management		
ID Validation (Level 1 Electronic Verification PEP and OFAC)	$1.05	Per Validation
Risk Management KYC Verification (if applicable)	$11.00	Per Account
Administrative / Miscellaneous		
Modification of Billing Element Table (After Live)	$275.00	Per Fee per BIN
Settlement Services (If applicable)	$5,500.00	Per Month
Card Manufacturing	Quoted Separately	
Pass Through		
Association (e.g. STAR, VISA, MC) Fees	Actual	
Network/Telecommunication Fees/Transaction	Actual	
Monthly Minimums *		Per Issuing Bank

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Monthly Minimums Note:

1)	If CUSTOMER pays first one-year monthly minimums upfront, then CUSTOMER is eligible to start in second tier for all tiered transaction services.

2)	Monthly minimums will commence in the month the first live card is issued. “Live card” is defined, as a card that is issued following written notification sent to Customer program is now live. Excluding all cards issued as test or to the customer own use.

3)	Monthly minimums pertain to all transaction fees.

4)	All start up or upfront fees are included in the investment fee.

*	Regions currently supported by E1G with MasterCard Worldwide:
-	U.S.A.

-	Africa

-	Europe

-	Asia

*	Regions currently supported by E1G with Visa - Worldwide:
-	U.S.A.

-	Middle East

-	Latin America

-	Caribbean

*	Regions Currently supported by E1G with JCB Worldwide:
-	Middle East

*	Regions Currently supported by E1G with Discover:
-	U.S.A.

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EXHIBIT B

DEFINITIONS

The following definitions apply to the terms set forth below when used in this Agreement:

“Acquire” (and with the correlative meaning “Acquisition”) means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction.

“Active Card” is defined as a card that has performed a transaction <=30 days or a non zero balance.

“Accounts” shall mean any Client of CUSTOMER.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with such Person.

“Agreement” shall mean this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time, if any.

“Association” shall mean a card organization such as VISA or MasterCard.

“BIN” means a Bank Identification number.

“Cardholder” means a Person, which has a Cardholder Account.

“Cardholder Account” means a Person that holds or may use one or more Prepaid Products issued via the services provided herein.

“Cardholder Information” is defined by “Payment Card Industry” PCI DSS includes Personal Account Number (or credit / debit card number), name on the card, expiration date, and security code.

“Change of Control” shall mean a change in the direct or indirect ownership of a majority of an Entity’s (including CUSTOMER and any Affiliate of CUSTOMER) outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors.

“Client” means any client of CUSTOMER.

“Control” (and with the correlative meaning “Controlled”) means the power to direct the management or affairs of an Entity and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Entity.

“CUSTOMER’s Accounts” means the Cardholder Accounts of CUSTOMER.

“CUSTOMER’s Proprietary Information” is defined in Section 10.1 of this Agreement.

“Deconversion” means cooperation in migration of the Services to CUSTOMER or a new processor on behalf of CUSTOMER and the transfer of information concerning CUSTOMER’s accounts from the E1G System to CUSTOMER or a new processor pursuant to E1G’s standard deconversion procedures upon expiration or following termination of this Agreement.

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“Development Agreement” is defined in Section 2.2(a).

“Dispute” is defined in Section 5.1 of this Agreement.

“Due Diligence” is defined as duty of each party to confirm each other's expectations and understandings, and to independently verify the abilities of the other to fulfill the conditions and requirements of the agreement. Also called reasonable diligence.

“Enhancements” is defined in Section 2.2 of this Agreement.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“Implementation Fee” means upon execution of Services Agreement for each and every one of CUSTOMER’s Clients or Accounts and/or for this Services Agreement.

“Indemnified Party” is defined in Exhibit C to this Agreement.

“Indemnifying Party” is defined in Exhibit C to this Agreement.

“Insolvency Event” occurs, with respect to any party, when such party:

(i)	is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

(ii)	makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or

(iii)	files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

“ICA” means Interbank Card Association and the unique four-digit number assigned by MasterCard® to identify its members.

“Issuer” means an Entity that provides a Cardholder Account to a Cardholder.

“Issuing Bank” means the financial institution that approves and sponsors CUSTOMER program prepaid card issuance into the specific Association and/or Network.

“Issuing Processor” means the entity that performs the authorization of transactions for the CUSTOMER program that has executed contract with processor pursuant to which processor performs certain electronic funds transfer processing services in support of prepaid cards “Legal Requirements” is defined in Section 2.4 of this Agreement.

“MasterCard” means MasterCard International Incorporated or its successors or assigns.

“Net Settlement Amount” means the net dollar amount for each business day of E1G of all transactions processed for CUSTOMER for the day determined in accordance with the applicable rules of Network, and the E1G Settlement Rules

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“Network” means any electronic funds transfer network and/or debit card network and/or ACH (Automated Clearinghouse) network currently supported by E1G through which transactions are processed and switched by E1G and settled on behalf of CUSTOMER; such as VISA, MasterCard, STAR, CIRRUS, ELECTRON, and/or MAESTRO.

“Network Agreement” means an agreement between a specific network (STAR, Master Card, Visa, etc) and a client that the network will act as the gateway for prepaid debit card transactions to and from merchants, financial institutions and other networks.

“Original Term” is defined in Section 8.1 of this Agreement.

“Payment Card Industry” Compliance is defined as Payment card industry (PCI) compliance is adherence to a set of specific security standards that were developed to protect card information during and after a financial transaction.

“Person” means an individual, or an Entity.

“Prepaid Debit” means an Association marked card that is issued with a dollar value that has been loaded to the card in one of several ways (i) the cardholder may prepay the Issuer, so that transactions access the prepaid value; a person other than the Cardholder (such as the Cardholder’s employer) may fund the value that is then accessed by the Cardholder/employee; (ii) prepaid cards can serve as rewards, gifts, or the delivery mechanism for regulated benefits, such as medical savings and flexible spending accounts.

“Prepaid Product” means a card issued pursuant to a license from or agreement with Network or any other card issuing organization for which E1G currently provides service support, including without limitation, any “virtual” or stored value card permitted under the Network rules and regulations in existence as of the date hereof. This shall include any debit card program offered by CUSTOMER which is processed through E1G and any “virtual” or stored value card program offered by E1G. In addition, a “Prepaid Product” means a record (whether paper, plastic, magnetic, electronic or otherwise) which is created to evidence the use of a Prepaid Product as payment for goods, services, cash advances, cash withdrawals, balance inquiries, transfers, payments or otherwise or for a credit or refund or otherwise.

“Processing Fees” means all fees and charges incurred and for Services performed at the prices set forth in Exhibit A to this Agreement as adjusted from time to time by E1G consistent with this Agreement with the exception of Special Fees and specifically excluding all charges for taxes and interest.

“Processing Year” is defined in Section 8.1 of this Agreement.

“Processing Year 1” is defined in Section 8.1 of this Agreement.

“Required Contracts” is defined in Section 2.5 of this Agreement.

“Reserves” is defined in Section 5.3 of this Agreement.

“SAFE” is defined as Secure Access for E-Commerce, the proprietary patented technology enabling dynamic CVC / CVV2 for card-not-present transactions.

“Set-Up” means the act of a E1G employee entering specific card data parameters into databases to support a new CUSTOMER program’s Cardholder transaction.

“Scheduled Start-up Date” is defined in Section 2.3(a) of this Agreement.

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“Services” is defined in Section 2.1 of this Agreement.

“Settlement Account” means the account maintained by a bank for settlement of all transactions initiated by use of a card or on behalf of a Cardholder.

“Special Fees” means the amounts payable by CUSTOMER on a pass-through or reimbursement basis for services or goods provided by a third party, including tariff line rates, WATS lines rates, data circuit charges and any other rates charged to E1G by a communications common carrier, postage costs, courier costs and costs of forms, and as may be set forth or described in Exhibit A to this Agreement.

“Sponsor Bank” means a financial institution member of the Networks and any successor financial institution member thereto reasonably acceptable to E1G, which is the Issuer of the Prepaid Products to CUSTOMER’s Clients, and which sponsors E1G and / or CUSTOMER in the Networks.

“Start-up” means the transfer of CUSTOMER’s data relating to CUSTOMER’s Prepaid Product to the E1G System as described in the Start-up Plan and the commencement of Services by E1G.

“Start-up Plan” means the written plan for accomplishing the Start-up as prepared by E1G and CUSTOMER pursuant to Section 2.3 of this Agreement

“E1G Application Programming Interface” means the combination of computer programs and communication links that provide transactions to be sent and responded to directly between the host network and a client program network

“E1G’s Proprietary Information” is defined in Section 10.2 of this Agreement.

“E1G Settlement Rules” means the policies, rules and procedures adopted by E1G from time to time and in effect from time to time to provide for the payment of amounts due, it being understood that E1G shall make known to CUSTOMER in advance all changes or modifications to such rules.

“E1G System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by E1G to provide the Services.

“Term” means the Original Term together with any other extension of this Agreement.

“Total Annual Processing Fees” is defined in Section 4.4 of this Agreement.

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EXHIBIT C

INDEMNIFICATION

CUSTOMER’s Indemnification. CUSTOMER shall indemnify and hold harmless E1G and its directors, officers, employees, agents and affiliates from and against any and all third party claims, liabilities, losses, damages, disputes, offsets, or counterclaims, including without limitation any fines and penalties from any Association, (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claims, liabilities, losses, damages, disputes, offsets, or counterclaims are caused by, relate to or arise out of (a) the breach by CUSTOMER of any of its duties or obligations under this Agreement or (b) a claim or action against E1G for any actual or alleged infringement of any patent, copyright, trade secret or other proprietary rights of any person in connection with the development of software or systems to support an enhancement requested by CUSTOMER using designs or specifications provided by CUSTOMER or in connection with the production by E1G of cards or other items for CUSTOMER using artwork, designs or concepts provided by CUSTOMER or (c) any action by any Federal or state agency, authority or regulatory body involving CUSTOMER, or (d) any claim by any party for funds owed by CUSTOMER, and (e) fraud, illegal or unauthorized activities of the CUSTOMER and/or its Clients. CUSTOMER acknowledges liability for the actions, or failure to act of its employees, representatives, contractors, subcontractors, Clients or agents.

CUSTOMER shall not have any obligation to indemnify E1G against any claim, liability, loss or damage E1G or its directors, officers, employees, agents or affiliates may suffer arising solely out of E1G’s negligent performance or willful misconduct by E1G in the performance and/or provision of any of the services provided under this Agreement.

CUSTOMER shall obtain and carry in full force and effect commercial general liability insurance, including product liability, professional liability, and errors and omissions insurance. Such insurance (i) shall be issued by an insurer licensed to practice in the U.S. or an insurer preapproved by E1G, such approval not to be unreasonably withheld or delayed; (ii) shall list E1G as a named insured thereunder; (iii) shall require thirty (30) days written notice to be give to E1G prior to any cancellation or material change thereof. The limits of such insurance shall not be less than $2,000,000 per incident and $5,000,000 in annual aggregate. On the Effective Date and on each anniversary of the Effective Date during the Original Term and any subsequent term of this Agreement, CUSTOMER shall deliver a current and updated certificate of insurance to E1G.

E1G’s Indemnification. E1G shall indemnify CUSTOMER and its directors, officers, employees and agents from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (a) the breach by E1G of any of its duties or obligations under this Agreement or (b) a claim or action against CUSTOMER for actual or alleged infringement of any patent, copyright trade secret or other proprietary rights of any person by the E1G System or any part thereof, except to the extent such claim is caused by (i) CUSTOMER’s failure to use the E1G System as permitted under this Agreement, (ii) CUSTOMER’s use of the E1G System in combination with other software or systems not expressly authorized by E1G, or (iii) the development of software by E1G to support an enhancement requested by CUSTOMER using designs or specifications provided by CUSTOMER or the production by E1G of cards or other items for CUSTOMER using artwork, designs or concepts provided by CUSTOMER. The provisions of this paragraph shall not be applicable in the case of such liability, claim, demand or dispute that arises out of negligence or willful misconduct of CUSTOMER, their assigns or their respective agents or employees. Notwithstanding the foregoing, or anything to the contrary herein, if in the opinion of E1G the software is or may become the subject of any claim of infringement, or in the event of any adjudication that the software or any part thereof infringes any patent, copyright, trademark, or trade secret of any third party, CUSTOMER hereby agrees to permit, and E1G shall do one of the following (solely in E1G’s discretion with respect to items (a), (b), and (c)): (a) procure the right to use the software or the affected parts thereof with no cost to CUSTOMER, (b) replace the software or the affected part with other suitable software without diminishing the functionality of the software and in a way that continues to be compatible with CUSTOMER’s reasonable requirements, (c) modify the software or the affected part to make it non-infringing without diminishing the functionality of the software and in a way that continues to be compatible with CUSTOMER’s requirements; or (d) if (a), (b), or (c) is not reasonably possible, refund to CUSTOMER that portion of the fees paid hereunder which represents the fair market value at the time of such refund of the affected portion of the software. Notwithstanding the foregoing, and unless E1G has given CUSTOMER consent for any of (i) through (iv) below, E1G shall have no liability or obligation to CUSTOMER under this section with respect to any patent, copyright, trademark, or trade secret infringement claim resulting from (i) modifications to the software made by a party other than E1G unless done so under the direction of E1G, (ii) specifications provided by CUSTOMER unless approved by E1G, (iii) the use of the software in or as part of a combination with any hardware or software not furnished or approved by E1G or identified for use with the software in the published specifications, or (iv) the use of the software for any purpose not permitted by this Agreement or consistent with the specifications for the software. E1G will agree to indemnify CUSTOMER against all fraudulent and qualified Card-Not-Present transactions where SAFE was used up to $10,000 per year.

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Notification. In the event a claim, suit or proceeding by a third party for which indemnification may be available under this Agreement is made or filed against any Person (the “Indemnified Party”), the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing of the claim, suitor proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third-party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.

Claims Period. Any claim for indemnification under this Agreement must be made prior to the earlier of:

•	One year after the Person claiming indemnification becomes aware of the event for which indemnification is claimed, or

•	One year after the earlier of the termination of this Agreement or the expiration of the Term.

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Exhibit D

INDIVIDUALS FOR DISPUTE RESOLUTION

In the event of a dispute between the parties as stated in Section 5.1 of this Agreement, the issue will first be escalated to the following individuals identified below:

E1G:

Bryan Kenyon COO

1800 E. Century Park

Suite 600

Century City, CA 90067

CUSTOMER: Monetiva, Inc.

Pierre Sawaya

CEO

5000 Birch Street, Suite 3000

Newport Beach, CA 92660

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Exhibit E

Service Level Agreement

Descriptions of Processing and IT Services

General:

E1G shall provide the Services as set out in this Exhibit and shall do so in accordance with Service Levels outlined below. For the avoidance of a doubt, if the Services or any part of it is not subject to Service Levels, it shall adhere to then best industry practices.

Back Office Services

Financial Loading

CUSTOMER will be granted access to E1G’s Bank Management System and Merchant Management System in order to facilitate card loading.

New Card Orders

Processing of new card orders received from CUSTOMER and transmission of embossing file data to card manufacturer

Replacement Cards Orders

CUSTOMER to manage sending replacement cards to customers, who have lost their card, had their card stolen or have a damaged card and advise E1 via email and or E1 MMS.

Card to Card transfers

All replacement cards require the balance of the old card to be transferred to the new card; this will be performed using systems and tools provided by E1.

Batch file reporting

All batch files processed by E1 using the i24Xchange system to produce reports that indicate if the files have been accepted/validated for processing or been rejected.

Processing Services

Description of Services: using E1 platform shall:

1.	Given a customer order quantity, create a range of Prepaid Debit accounts, using BIN numbers provided to E1 by customer’s Issuing Bank and produce and deliver plastic card production tape media, including PIN generation, for the range of created Prepaid Debit accounts.

2.	Upon the first loading of value to a Prepaid Debit Account created as set out in clause 1 above:

a. Create and activate an Account on E1’s system; and

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3.	Process, as the Issuing Processor, all cardholder POS and ATM transactions for Prepaid Debit accounts as received via payment networks (Visa, MasterCard, STAR, JCB, etc.) including the loading or transfer of value to cardholder accounts via merchant transactions from standard E1 Application Programming Interface.

4.	Via Interchange, receive and process payment network (Visa, MasterCard, STAR, JCB, etc.) Settlement files. Based on receipt and processing of the files then advise CUSTOMER of the settlement values.

5.	Provide 24/7 secure web accesses to CUSTOMER for customer’s clients current and historical transaction processing data.

6.	Provide end of day transaction logs including Daily Activity Files, Cardholder Data Files, and Account Balance Files, each day in a format usable by CUSTOMER.

7.	Provide accuracy of transaction processing and settlement services.

8.	Provide daily backups of customer’s data and store backups in secure offsite storage.

9.	Real-time data feeds are an optional method of receiving transactional data. Real-time feeds required the CUSTOMER to have on hand a SQL server to which E1 can connect as client to deliver transactions as they occur. Real-time feeds fall under the System recovery portion of the Service Level section below.

Other Services

Trouble Tickets

CUSTOMER can submit trouble tickets at any time to the email listed under incidents and issues below. Response times based on Incident Management levels.

Enhancement Request

CUSTOMER may submit enhancement requests at any time. Should clarification be required E1 client services will contact CUSTOMER for clarification. Once we have a clarified enhancement request the request will be submitted to the technology committee for review and pricing. Quote for the enhancement request will be returned within 10 business days (excluding freeze periods).

Constraints on Availability - Systems are scheduled for maintenance every week, generally occurring on Monday or Wednesday. The schedule can vary depending on the system. The timing of planned maintenance windows is between 9 p.m. – 11 p.m. ET. Email notifications for change outages are sent weekly.

Emergency Maintenance Windows - If system emergency maintenance is required, it is scheduled immediately or for the following morning. As with scheduled maintenance windows, Customer notification will be provided.

External Vendor Maintenance Windows - Alternate periods may be reserved for vendor maintenance that are outside the General Scheduled and/or Emergency Maintenance Window. Customer notification will be provided, and all efforts will be made to limit downtime.

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Service Levels

	IT SERVICES	SERVICE LEVEL
•	Processing, MMS, BMS, CHP Website, IVR systems, i24Exchange reporting

Servicing capability are available 24 hours per day, 7-days a week, excluding planned outages. Planned outages will not exceed 3 hours per quarter.

E1G electronic authorization system will be available 99.5% of the total minutes in a calendar month, excluding periods when Customers, third party networks, associations or communications carriers experience outages, and scheduled maintenance time; provided, that with respect to scheduled maintenance time, E1G will give Customers at least two (2) days advance written notice, or as much notice as practicable, of the scheduled maintenance time and the length and timing of the scheduled maintenance time is commercially reasonable.

Processing/AUTH service availability will be captured and reported once a month.

The SLA target shall be 99.5% based on the number of hours uptime as a % of total operational hours per day over a calendar month (measured in aggregate over the period of a calendar month) for each system component supporting the service.

In the event of a system outage Customer will be notified within 1 hour of the system outage occurring.

IVR up time subject to communications links controlled by CUSTOMER.

2. Incident Management Logging, notification, escalation and resolution IT system faults affecting the Service.

Online systems will be monitored real-time and any system incidents will be logged on with the Customer. Incidents raised by Technical Support agents will be logged immediately.

All incidents will be resolved as follows:

CRITICAL - total loss of authorization or front-end customer-facing service or security breach. Response within 15 minutes; recovery as soon as possible.

MAJOR – major impact on customer facing service where authorization or front-end systems are available but may not be running in optimal state. Response within 1 hour; recovery as soon as possible.

NON-MAJOR – no direct impact to cardholders. Response within 3 hours; recovery within 5 working days.

NO IMPACT – no immediate impact to Customer or cardholder but requires resolution. Response within 1 working day, resolved in next release.

All measures will be from the time the incident was notified until resolved.

All incidents will be notified to the Customer together with full details of the nature of the incident, its impact on service and planned actions/ to resolve. Updates will be issued from time to time until the incident is resolved.

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A post-incident report will be issued to the Customer within 5 days of any CRITICAL or MAJOR incident. This report will provide full details of the incident, corrective action taken and planned preventive actions to prevent its recurrence.

Prioritization of Services

In general, the following priorities will be assigned for production support items:

Priority 1 – Outages and problem events that have a critical impact

Priority 2 – Outages and problem events that have a major impact

Priority 3 – All other problem events

Priority 4 – Customer service and informational requests (for services in production)

Responsiveness to Reported Problems - For Priority 1 (CRITICAL) problems reported, E1 will acknowledge the event of the problem within 15 minutes of opening a problem ticket (24x7), 99% of the time each month. Resolution of the problem as quickly as possible. If such problem is reported outside normal business hours, this status feedback may be provided via email notification or telephone.

For Priority 2 (MAJOR) problems reported, E1 will acknowledge the event of the problem within 1 hour of opening a problem ticket (24x7), 99% of the time each month. If such problem is reported outside normal business hours, this status feedback may be provided via email notification or telephone.

For Priority 3 & 4 (NON-MAJOR & NO IMPACT) issues, E1 will acknowledge the problem and provide feedback on the status of the request within 8 hours during normal business hours, 99% of the time each month. This 8-hour response window may span multiple calendar days depending upon the time of day this type of request is originally reported. This status feedback may be provided via email notification or telephone.

Incident Management

E1 Data Center Operations Group will respond, by either telephone or email to Incidents reported to critical@endlessoneglobal.com or through the hotline numbers according to the below table.

Escalation Procedure

STEP 1: Call the E1 Hotline Help Desk at....... or email to critical@endlessoneglobal.com. Identify yourself and your company. Provide any pertinent information that may assist the Data Center in resolving the incident. Ensure that you are given a problem / trouble record number for your reference.

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STEP 2: If after THIRTY minutes you are not satisfied with the progress, request escalation to the Director of IT Operations. Please use the telephone number provided above and refer to the problem / trouble record number when escalating.

STEP 3: If after SIXTY minutes you are not satisfied with the progress, request escalation to Client Services. If after hours, please have the Director of IT Operations in STEP 2 page the Director of Client Services.

STEP 4: If after TWO HOURS you are not satisfied with the progress, request escalation to the Vice President of

Business Development. If after hours, please have the Director of IT Operations in STEP 2 page the VP of Business Development.

STEP 5: If after THREE HOURS you are not satisfied with the progress, request escalation to the President of E1G.

Problem Management

E1 has a staff of professional Data Center operations and network specialists in E1’s Network Control Center (NCC). These individuals provide 24x7, multi-tiered, proactive monitoring and support for the switches and networks. Customers are notified immediately as soon as an issue with connectivity is detected.

For authorization switches, E1 developed proprietary tools are used to provide real-time and historical transaction statistical data, predefined threshold alerts, and connectivity status. As predefined thresholds are reached, or hardware or software failures are detected, audible and visual alerts are generated.

There is a dedicated team within E1 whose primary responsibility is to ensure adequate hardware and software upgrades are made. They use information to measure trends; forecast needs based on growth within our current customer base and new business, and identify additional resources that may be required to support new services. Business plans are evaluated weekly to determine if business assumptions remain valid or adjustments are needed.

It is imperative that processing be available 24 hours a day, seven days a week. In the event of a network outage, E1’s backbone network capabilities enable authorization traffic to be rerouted through an alternate route and through an alternate carrier until recovery is completed on the failing line. E1’s back-up and recovery procedures are designed to minimize system failures, and to ensure the availability and reliability of the processing platforms.

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Change Management

In the event that E1 needs to schedule system maintenance, all changes to the Systems and Network production environment are recorded, reviewed and approved by Change Management, Technical Management and the applicable Business areas.

In the event of a planned outage, i.e. system releases, customers are notified in advance, via the outage notification process. The purpose of this communication is to advise customers what steps will be taken to facilitate the changes, the expected impact (if any), steps to minimize or eliminate impact and the expected duration of the change. Unplanned or ‘emergency’ events are communicated on an as needed basis and/or when possible, although the leadtime may/will be less than that of planned events.

Low Impact changes, i.e., Severity 3 and 4 are repeatable, routine, day-to-day activities, and those that are easily backed out with little or no impact are allowed to flow quickly through the change process after review and approval.

High Impact changes, i.e., Severity 1 and 2 are more complex in nature requiring a production outage such as System Hardware, Software, and/or Network changes are reviewed for approval with the change submitter by a Change Review Team during scheduled Change Management meetings. Once approved, these are implemented on a case-by-case basis, insuring there is no service interruption. During pre-defined peak periods, executive management approval is also required.

Security Standard & Policies

E1 will adhere to all applicable Payment Card Industry (PCI) Security Standards, and will participate in any required exercises to ensure compliance; including security vulnerability scans of ports and networks.

Business Continuity & Disaster Recovery

This SLA is supported by a Disaster Recovery / Business Continuity Plan as specified in E1’s document entitled “DR/BCP Program - Executive Overview,” which shall be made available to the customers upon request.

Reports

Periodic reports may be provided by E1, as requested by the Customer, to demonstrate compliance with the requirements of this SLA.

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Service Level Reviews

Service level reviews will be conducted on a quarterly basis. Client Services Management will facilitate Service Level Reviews.

The SLA will require review under any of the following conditions:

1)       Whenever there is a significant and/or sustained change requested of E1

2)       Whenever there is a significant and/or sustained outage to the SLA

3)       Whenever an E1 organizational change results in a change of responsibility for supporting the contracted services

Notwithstanding the fact that E1 and the Customer have agreed on Standards which reflect the mutual understanding of the parties regarding service level expectations and available technology, it is understood and agreed that over time, changes to the industry and available technology may occur. To that end, the Standards as expressed herein may be changed or amended from time to time as mutually agreed between E1 and Customer.

Any liabilities or remedies under this SLA shall be controlled by the Master Contract Agreement.

3. System Recovery Backup, recovery processes and systems to cater for critical IT system component failures as well as complete loss of primary data centre.

•             A “Disaster” is any unplanned event or condition that renders E1 unable to use a Location for its intended computer processing and related purposes. Where any system component defined as critical fails, backup and recovery procedures will commence. Where normal service cannot be recovered within 24 hours, agreed business contingency planning procedures will be invoked:

•             Where the outage affects the account handling/processing systems hosted by E1, agreed business contingency planning procedures will be invoked to restore normal service within a reasonable timeframe.

•             Where the outage affects the web services, agreed business contingency planning procedures will be invoked to restore normal service within 7 days.

•             Where the outage affects the call center, agreed business contingency planning procedures will be invoked to restore normal service within a reasonable time frame. Full customer impact of any disaster and proposed recovery actions will be communicated to the Customer and the decision to invoke recovery/contingency actions will be agreed by both parties within 24 hours of the incident.

•             SLAs will be suspended when business contingency planning procedures are invoked and will be reinstated when normal service is restored at the primary or secondary site(s).

•             No additional costs should be incurred by the Customer as a result of business contingency planning procedures being invoked.

•             E1G to produce a consolidated business continuity and disaster recovery plan covering all of the critical systems required to support the Customer within 30 days from the signature date of this Agreement. This should be reviewed and agreed by the Customer.

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E) Breach to SLA

E1G shall ensure that the Services meet or exceed the Service Levels as set out in this Service Level Agreement at all times from the commencement date of this Agreement. If there is a breach in any Service Level, E1 shall

•	Notify Customer immediately of the breach;

•	Deploy all additional resources and take all remedial action that is necessary to rectify or to prevent the breach from recurring.

Both Parties agree will endeavor to meet the above SLA. In the event that there are repeated breaches of SLAs by E1, E1 agrees to introduce penalties to safeguard Customers right to quality of service.

E) Freeze Periods

E1G shall notify CUSTOMER of specific freeze periods annually. These freeze periods typically begin the first full work week of December and run through the holidays until the first Monday in January following New Year’s Day.

F) Force Majeure, Notice of Delay, and No Penalties for Delay: E1 shall not be responsible for delay resulting from its failure to perform if neither the fault nor the negligence of its vendors or its employees contributed to the delay and the delay is due directly to acts of God, wars, acts of public enemies, strikes, fires, floods, or other similar cause wholly beyond E1’s control, or for any of the foregoing that affect subcontractors or suppliers if no alternate source of supply is available to E1.

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